Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS FIRST QUARTER 2016 RESULTS

Company Increases Full-Year 2016 Guidance

TAMPA, Fla. (May 3, 2016) - WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the quarter ended March 31, 2016. As determined under generally accepted accounting principles (GAAP), net income for the first quarter of 2016 was $37.1 million, or $0.83 per diluted share. Adjusted net income for the first quarter of 2016 was $47.0 million, or $1.06 per diluted share.

“Our strong results in the first quarter of 2016 reflect our continued focus on business fundamentals and operational execution. All three of our lines of business improved year over year,” said Kenneth A. Burdick, WellCare’s chief executive officer. “We are pleased to increase our full-year 2016 adjusted earnings per diluted share guidance to a range of $4.55 to $4.70.”

Key Metrics	1Q16	1Q15
Earnings per Diluted Share (EPS) (GAAP)	$0.83	$0.39
Adjusted EPS(1)	$1.06	$0.53(2)
Net income margin (GAAP)	1.0%	0.5%
Adjusted net income margin(1)	1.4%	0.7%

Total Premium Revenue (GAAP) ($ millions)	$3,536.0	$3,466.0
Adjusted Premium Revenue(1) ($ millions)	$3,450.7	$3,391.6

Segment Premium Revenue ($ millions):
Medicaid Health Plans (GAAP)	$2,311.7	$2,203.1
Adjusted Medicaid Health Plans(1)	$2,226.4	$2,128.7
Medicare Health Plans	$974.1	$983.4
Medicare Prescription Drug Plans (PDP)	$250.2	$279.5

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	86.6%	87.0%
Adjusted Medicaid Health Plans(1)	89.9%	90.1%
Medicare Health Plans	84.6%	87.1%
Medicare Prescription Drug Plans (PDP)	94.3%	99.5%

Selling, General and Administrative (SG&A) Ratio (GAAP)	7.6%	7.5%
Adjusted SG&A Ratio(1)	7.3%	7.3%

(1) Refer to the Basis of Presentation for a discussion of adjusted (non-GAAP) financial measures.
(2) Effective January 1, 2016, the company redefined adjusted net income and adjusted EPS to exclude the after-tax effect of acquisition-related amortization expenses. Accordingly, results for the three months ended March 31, 2015 were adjusted to conform to this presentation, and had the effect of increasing adjusted net income and adjusted EPS by $1.8 million and $0.04 per diluted share, respectively.

Highlights from the First Quarter of 2016

•	Adjusted net income margin for the first quarter of 2016 was 1.4 percent, an improvement of 70 basis points compared with the first quarter of 2015.

•	Adjusted Medicaid Health Plans MBR in the first quarter of 2016 was 89.9 percent, an improvement of 20 basis points compared with the first quarter of 2015.

•	Medicare Health Plans MBR in the first quarter of 2016 was 84.6 percent, an improvement of 250 basis points compared with the first quarter of 2015.

•	Medicare PDP MBR in the first quarter of 2016 was 94.3 percent, an improvement of 520 basis points compared with the first quarter of 2015.

•
On April 15, 2016, the Nebraska Department of Administrative Services (DAS) announced that it selected WellCare of Nebraska to participate in the state’s Medicaid Managed Care program, Heritage Health. Services under the contract are expected to begin on January 1, 2017, with an initial five-year term and two additional one-year renewal options at the discretion of Nebraska DAS.

•
As previously announced on February 23, 2016, WellCare entered into an agreement to acquire certain assets of Advicare Corp. in South Carolina. The transaction is expected to close in the second quarter of 2016, pending regulatory approvals and satisfaction of customary closing conditions.

•
As previously announced on January 12, 2016, WellCare entered into a new $850 million senior unsecured revolving credit facility and terminated the previous senior unsecured credit facility. Upon closing, through a combination of $100 million in cash and $200 million borrowed as a revolving loan under the new facility, WellCare repaid in full its $300 million term loan that was due in September 2016.

•	Effective January 1, 2016, WellCare successfully transitioned its pharmacy benefit management (PBM) to CVS Health Corporation.

2016 Financial Outlook

WellCare is increasing its full-year 2016 adjusted earnings per diluted share guidance to a range of $4.55 to $4.70 from its previous guidance range of $4.35 to $4.60 per diluted share.

Refer to the 2016 guidance table included in this release for guidance ranges on specific financial metrics.

Consolidated Operations Results

GAAP net income for the first quarter of 2016 was $37.1 million, or $0.83 per diluted share, compared with GAAP net income of $17.5 million, or $0.39 per diluted share, for the first quarter of 2015. GAAP net income margin for the first quarter of 2016 was 1.0 percent compared with 0.5 percent for the first quarter of 2015.

Adjusted net income for the first quarter of 2016 was $47.0 million, or $1.06 per diluted share, compared with adjusted net income of $23.5 million, or $0.53 per diluted share, for the first quarter of 2015. The year-over-year increase in adjusted net income is the result of operating improvement in all three of the company’s business segments. Adjusted net income margin for the first quarter of 2016 was 1.4 percent compared with 0.7 percent for the first quarter of 2015.

GAAP total premium revenue for the first quarters of 2016 and 2015 was $3.5 billion, respectively.

Adjusted premium revenue of approximately $3.5 billion in the first quarter of 2016 increased slightly from approximately $3.4 billion in the first quarter of 2015.

GAAP SG&A expense was $268.9 million in the first quarter of 2016 compared with $256.9 million for the same period in 2015. Adjusted SG&A expense was $252.6 million in the first quarter of 2016 compared with$248.8 million in the first quarter of 2015.

The adjusted SG&A expense ratio in the first quarters of 2016 and 2015 was 7.3 percent, respectively.

Medicaid Health Plans Segment Results

Membership in the company’s Medicaid Health Plans segment increased by 28,000, or 1.2 percent, from March 31, 2015 to approximately 2.4 million members as of March 31, 2016. The increase was primarily the result of membership growth in Missouri, Florida and Illinois.

GAAP Medicaid Health Plans premium revenue of $2.3 billion for the first quarter of 2016 increased slightly from $2.2 billion for the first quarter of 2015.

Adjusted Medicaid Health Plans premium revenue was $2.2 billion for the first quarter of 2016, an increase of 4.6 percent year over year.

The adjusted Medicaid Health Plans MBR was 89.9 percent for the first quarter of 2016 and down slightly from 90.1 percent in the first quarter of 2015. The year-over-year decrease was primarily the result of the company’s improved pharmacy cost structure under its new pharmacy benefit manager (PBM) arrangement and operational improvements.

Medicare Health Plans Segment Results

Medicare Health Plans segment membership as of March 31, 2016, was 326,000, a decrease of 56,000 members from March 31, 2015. The decline in membership was primarily the result of the sale of the company’s Medicare Supplement business, Sterling Life Insurance Company (“Sterling”), on July 1, 2015, which accounted for approximately 40,000 members of the year-over-year decline, as well as the company’s 2016 bid positioning.

Medicare Health Plans premium revenue in the first quarter of 2016 decreased 0.9 percent year over year to $974.1 million. The decrease was primarily due to the divestiture of Sterling and was partially offset by an increase in Medicare Advantage premiums as a result of the company’s 2016 bid positioning.

The Medicare Health Plans MBR in the first quarter of 2016 was 84.6 percent compared with 87.1 percent in the first quarter of 2015. The 250 basis point decrease in the Medicare MBR was primarily the result of the company’s 2016 bid strategy and continued operational execution.

Medicare Prescription Drug Plans (PDP) Segment Results

Membership in the company’s Medicare PDP segment decreased 64,000, or 5.9 percent year over year, to approximately 1.0 million members as of March 31, 2016. Membership was approximately flat compared with December 31, 2015.

Medicare PDP premium revenue was $250.2 million for the first quarter of 2016, a decrease of 10.5 percent year over year, and was mainly due to the year-over-year change in membership as a result of the company’s 2016 bid strategy.

The Medicare PDP segment MBR in the first quarter of 2016 was 94.3 percent, an improvement from 99.5 percent in the first quarter of 2015. The improvement was primarily driven by the company’s improved pharmacy cost structure, including rebate management.

Operating Cash Flow and Financial Condition

Net cash used by operating activities was $112.1 million for the three months ended March 31, 2016, compared with net cash used by operating activities of $99.9 million for the three months ended March 31, 2015. The increase in cash used by operating activities was driven primarily by the timing of certain pharmacy rebate receipts.

As of March 31, 2016, unregulated cash and investments were approximately $637.0 million compared with $816.1 million as of December 31, 2015, and $92.6 million as of March 31, 2015. The sequential decrease was primarily due to the $100.0 million payment in connection with the payoff of the term loan in January 2016 as previously disclosed.

Days in claims payable (DCP) was 45.9 days as of March 31, 2016, compared with 42.9 days as of March 31, 2015 and 47.1 days as of December 31, 2015. The sequential decrease was primarily the result of normal seasonality related to the company’s Medicare PDP business.

Conference Call and Webcast

A discussion of WellCare’s first quarter 2016 results will be available via a conference call and live webcast today at 8:30 a.m. Eastern time (ET).

The conference call will be webcast live from the company’s website and be accessible in the "Events and Presentations" section at ir.wellcare.com. A replay of the webcast will be available approximately one hour following the conclusion of the conference call.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10083419. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now or at any time prior to the call and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:
Domestic participant dial in (toll free):    1-844-492-3724
International participant dial in:        1-412-542-4185
A telephonic replay will be available until midnight Eastern time on Tuesday, May 10, 2016.  This replay may be accessed by dialing one of the numbers below and entering the replay access code of 10083419:
Domestic replay (toll free):        1-877-344-7529
International replay:            1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The company served approximately 3.7 million members nationwide as of March 31, 2016. For more information about WellCare, please visit the company’s website at www.wellcare.com.

Basis of Presentation
In addition to results determined under GAAP, WellCare provides certain non-GAAP measurements that management believes are useful in assessing the company’s performance. Earnings per share, net income and, as noted below, other specific operating and financial results have been adjusted for the effect of certain expenses related to previously disclosed government investigations and related litigation and resolution costs ("investigation costs"); transitory costs related to the company’s decision to change its PBM as of January 1, 2016 ("PBM transitory costs"); certain nonrecurring incurred Iowa-related SG&A expenses relating to readiness costs, certain wind-down costs of WellCare's Iowa operations and certain legal costs ("Iowa SG&A costs"); costs related to the divestiture of Sterling ("Sterling divestiture costs"); the effect of a gain on the divestiture of Sterling and changes to the gain ("Sterling gain"); and, amortization expense associated with prior acquisitions ("acquisition-related amortization expenses"). Effective January 1, 2016, the company redefined adjusted net income and adjusted EPS to exclude the after-tax effect of acquisition-related amortization expense. Accordingly, for comparability, results for the 2015 prior periods were adjusted to conform with this presentation. Management believes these items are not indicative of long-term business operations performance.
The company is not able to project at the time of this press release the amount of future expenses associated with potential changes in the Sterling gain or investigation costs and, therefore, cannot reconcile projected non-GAAP metrics affected by these items to projected GAAP metrics.
Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted premium revenue (non-GAAP) = Total premium revenue (GAAP) less Medicaid premium taxes revenue and Medicaid reimbursements of the ACA industry fee. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by total premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total premium revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs, PBM transitory costs, Sterling divestiture costs and Iowa SG&A costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted premium revenue.
Adjusted depreciation & amortization = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs, acquisition-related amortization expenses, and the Sterling gain.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total premium revenue (GAAP)
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted premium revenue.
Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. For example, statements regarding the company’s financial outlook, the start dates of new Medicaid programs, and the timing and closing of pending acquisitions contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the outcome of any protests and litigation related to Medicaid awards, the approval of the Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, WellCare’s ability to meet the requirements of readiness reviews, the satisfaction of the closing conditions for pending acquisitions, the timing and receipt of regulatory approval for pending acquisitions, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, and WellCare’s ability to comply with the terms of the Corporate Integrity Agreement. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission ("SEC"), included under the captions "Forward-Looking Statements" and "Risk Factors" in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

CONTACTS:

Investor:	Media:
Angie McCabe	Crystal Warwell Walker
Vice President, Investor Relations	Senior Director, External Communications
Tel: 813-206-6958	Tel: 813-206-2697
angie.mccabe@wellcare.com	crystal.walker@wellcare.com

2016 Financial Outlook
WellCare is increasing its full-year 2016 adjusted earnings per diluted share guidance to a range of $4.55 to $4.70 from its previous guidance range of $4.35 to $4.60 per diluted share.

Guidance Metric	2016 Guidance as of May 3, 2016	2016 Guidance as of February 9, 2016
Segment premium revenue:
Adjusted Medicaid Health Plans(1)	$8.75B to $8.90B	$8.75B to $8.90B
Medicare Health Plans	$3.85B to $3.95B	$3.85B to $3.95B
Medicare PDP	$900M to $975M	$900M to $975M
Adjusted premium revenue(1)	$13.5B to $13.825B	$13.5B to $13.825B

Medicaid ACA industry fee reimbursement	$229M to $237M	$229M to $237M
Investment & other income	$12M to $16M	$12M to $16M

Segment MBR:
Adjusted Medicaid Health Plans(1)	89.00% to 89.75%	89.0% to 90.0%
Medicare Health Plans	85.25% to 86.50%	85.25% to 86.50%
Medicare PDP	80.0% to 82.0%	81.0% to 83.0%

Adjusted SG&A ratio(2)(6)	7.8% to 7.9%	7.7% to 7.9%
ACA industry fee expense	$223M to $233M	$223M to $233M
Adjusted depreciation & amortization(3)	$72M to $75M	$72M to $75M
Interest expense	$58M to $62M	$58M to $62M
Adjusted effective income tax rate(4)(6)	56.00% to 57.75%	56.0% to 58.0%

Adjusted earnings per diluted share(5)(6)	$4.55 to $4.70	$4.35 to $4.60
(1) Excludes an estimated $105.0 million to $110.0 million in Medicaid premium taxes and an estimated $229.0 million to $237.0 million for Medicaid ACA industry fee reimbursement.
(2) Excludes the following items: approximately $1.0 million in estimated Sterling divestiture costs; estimated Medicaid premium taxes and Medicaid ACA industry fee reimbursement; $5.2 million in Iowa SG&A costs, $4.9 million in PBM transitory costs and investigation costs.
(3) Excludes an estimated $10.1 million of acquisition-related amortization expenses.
(4) Excludes the estimated income tax effect associated with the investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs, acquisition-related amortization expenses, and the Sterling gain.
(5) The company estimates adjusted earnings per diluted share guidance by adjusting net income for the estimated net of tax effect of investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs, acquisition-related amortization expenses, and the Sterling gain.
(6) WellCare is not able to project amounts associated with the investigation costs or changes to the Sterling gain and, therefore, cannot reconcile these metrics to total projected GAAP metrics.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				December 31, 2015		March 31, 2015
	March 31, 2016	December 31, 2015	March 31, 2015	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	772,000	781,000	761,000	(9,000)	(1.2)%	11,000	1.4%
Georgia	583,000	585,000	593,000	(2,000)	(0.3)%	(10,000)	(1.7)%
Kentucky	439,000	440,000	441,000	(1,000)	(0.2)%	(2,000)	(0.5)%
Illinois	164,000	168,000	153,000	(4,000)	(2.4)%	11,000	7.2%
New York	125,000	122,000	117,000	3,000	2.5%	8,000	6.8%
Other states	296,000	292,000	286,000	4,000	1.4%	10,000	3.5%
Total Medicaid Health Plans Membership (1)	2,379,000	2,388,000	2,351,000	(9,000)	(0.4)%	28,000	1.2%

Medicaid Health Plans Membership by Program:
TANF	1,983,000	1,988,000	1,907,000	(5,000)	(0.3)%	76,000	4.0%
SSI, ABD, Duals and LTC	271,000	274,000	275,000	(3,000)	(1.1)%	(4,000)	(1.5)%
CHIP and other	125,000	126,000	169,000	(1,000)	(0.8)%	(44,000)	(26.0)%
Total Medicaid Health Plans Membership (1)	2,379,000	2,388,000	2,351,000	(9,000)	(0.4)%	28,000	1.2%

Medicare Health Plans:
Medicare Advantage by State:
Florida	92,000	107,000	106,000	(15,000)	(14.0)%	(14,000)	(13.2)%
New York	41,000	46,000	46,000	(5,000)	(10.9)%	(5,000)	(10.9)%
Georgia	37,000	36,000	32,000	1,000	2.8%	5,000	15.6%
Texas	33,000	36,000	31,000	(3,000)	(8.3)%	2,000	6.5%
California	32,000	32,000	34,000	—	0.0%	(2,000)	(5.9)%
Mississippi	19,000	18,000	17,000	1,000	5.6%	2,000	11.8%
Other states	72,000	79,000	76,000	(7,000)	(8.9)%	(4,000)	(5.3)%
Total Medicare Advantage Health Plans	326,000	354,000	342,000	(28,000)	(7.9)%	(16,000)	(4.7)%
Medicare Supplement Insurance	—	—	40,000	—	0.0%	(40,000)	(100.0)%
Total Medicare Health Plans (1)	326,000	354,000	382,000	(28,000)	(7.9)%	(56,000)	(14.7)%

Medicare Prescription Drug Plans	1,025,000	1,025,000	1,089,000	—	0.0%	(64,000)	(5.9)%

Total Membership	3,730,000	3,767,000	3,822,000	(37,000)	(1.0)%	(92,000)	(2.4)%

(1) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible for both Medicaid and Medicare. The dually-eligible membership for both March 31, 2016 and December 31, 2015 was 43,000 and for March 31, 2015 was 44,000.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended March 31,
	2016	2015
Revenues:
Premium	$3,450.7	$3,391.6
Medicaid premium taxes	27.2	20.0
ACA industry fee reimbursement	58.1	54.4
Total premium	3,536.0	3,466.0
Investment and other income	4.5	3.9
Total revenues	3,540.5	3,469.9

Expenses:
Medical benefits	3,061.9	3,052.2
Selling, general and administrative	268.9	256.9
ACA industry fee	57.0	58.3
Medicaid premium taxes	27.2	20.0
Depreciation and amortization	20.8	16.8
Interest	15.8	11.3
Total expenses	3,451.6	3,415.5
Income before income taxes	88.9	54.4
Income tax expense	51.8	36.9
Net income	$37.1	$17.5

Earnings per common share:
Basic	$0.84	$0.40
Diluted	$0.83	$0.39

Weighted average common shares outstanding:
Basic	44,165,200	43,981,977
Diluted	44,493,755	44,304,006

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	March 31, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$2,391.6	$2,407.0
Short-term investments	182.4	204.4
Premiums receivable, net	747.7	603.9
Pharmacy rebates receivable, net	396.9	252.5
Funds receivable for the benefit of members	377.7	577.6
Deferred ACA industry fee	171.1	—
Income taxes receivable	17.4	50.6
Prepaid expenses and other current assets, net	125.7	133.6
Total current assets	4,410.5	4,229.6

Property, equipment and capitalized software, net	244.9	244.8
Goodwill	263.2	263.2
Other intangible assets, net	77.5	80.0
Long-term investments	128.7	131.8
Restricted investments	194.6	196.0
Other assets	0.4	0.4
Total Assets	$5,319.8	$5,145.8

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$1,545.7	$1,536.0
Unearned premiums	10.7	27.7
ACA industry fee liability	228.1	—
Accounts payable and accrued expenses	383.6	405.2
Current portion of long-term debt	—	299.5
Other payables to government partners	193.8	172.7
Total current liabilities	2,361.9	2,441.1

Deferred income tax liability	68.0	52.6
Long-term debt	1,097.1	899.6
Other liabilities	25.7	24.2
Total liabilities	3,552.7	3,417.5

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 44,251,482 and 44,113,328 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively)	0.4	0.4
Paid-in capital	520.1	518.4
Retained earnings	1,248.8	1,211.7
Accumulated other comprehensive loss	(2.2)	(2.2)
Total Stockholders' Equity	1,767.1	1,728.3
Total Liabilities and Stockholders' Equity	$5,319.8	$5,145.8

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$37.1	$17.5
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	20.8	16.8
Stock-based compensation expense	6.5	4.1
Incremental tax benefit from stock-based compensation	(0.7)	(1.2)
Deferred taxes, net	15.4	13.7
Provision for doubtful receivables	2.3	3.7
Other, net	2.8	—
Changes in operating accounts, net of effects from acquisitions and divestitures:
Premiums receivable, net	(146.1)	(130.1)
Pharmacy rebates receivable, net	(144.4)	(49.2)
Medical benefits payable	9.7	(29.2)
Unearned premiums	(17.0)	(81.9)
Other payables to government partners	21.1	14.9
Amount payable related to investigation resolution	—	(35.2)
Accrued liabilities and other, net	80.4	156.2
Net cash used in operating activities	(112.1)	(99.9)

Cash flow from investing activities:
Purchases of investments	(20.5)	(34.4)
Proceeds from sales and maturities of investments	45.7	30.1
Additions to property, equipment and capitalized software, net	(16.8)	(35.8)
Net cash provided by (used in) investing activities	8.4	(40.1)

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	196.9	—
Payments on debt	(300.0)	—
Incremental tax benefit from stock-based compensation	0.7	1.2
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(5.5)	(5.2)
Funds received for the benefit of members, net	196.1	3.2
Other, net	0.1	0.2
Net cash provided by (used in) financing activities	88.3	(0.6)

Decrease in cash and cash equivalents	(15.4)	(140.6)
Balance at beginning of period	2,407.0	1,313.5
Balance at end of period	$2,391.6	$1,172.9

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$1.5	$20.7
Cash paid for interest	$1.6	$2.7

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$7.5	$2.4

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended March 31,
	2016	2015
Medicaid Health Plans Segment:
Adjusted premium revenue by state(a)
Kentucky	$628.4	$626.2
Florida	578.4	535.5
Georgia	391.1	387.5
Other states	628.5	579.5
Adjusted premium revenue (a)	2,226.4	2,128.7
Medicaid premium taxes	27.2	20.0
ACA industry fee reimbursement	58.1	54.4
Premium revenue (GAAP)	2,311.7	2,203.1

Medical benefits expense	2,001.9	1,917.6

Medical benefits ratio (GAAP)	86.6%	87.0%
Adjusted medical benefits ratio(a)	89.9%	90.1%

Medicare Health Plans Segment (GAAP):
Premium revenue	$974.1	$983.4
Medical benefits expense	824.2	856.4
Medical benefits ratio	84.6%	87.1%

Prescription Drug Plans Segment (GAAP):
Premium revenue	$250.2	$279.5
Medical benefits expense	235.8	278.2
Medical benefits ratio	94.3%	99.5%

Total Company:
Adjusted premium revenue( a)	$3,450.7	$3,391.6
Medicaid premium taxes	27.2	20.0
ACA industry fee reimbursement	58.1	54.4
Premium revenue (GAAP)	3,536.0	3,466.0

Medical benefits expense	3,061.9	3,052.2

Medical benefits ratio (GAAP)	86.6%	88.1%
Adjusted medical benefits ratio(a)	88.7%	90.0%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the effect of Medicaid premium taxes and ACA industry fee reimbursement from revenue. The Adjusted SG&A expense ratio also excludes the effect of investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs.

	For the Three Months Ended March 31,
	2016	2015
Company premium revenue:
As determined under GAAP	$3,536.0	$3,466.0
Medicaid premium taxes	(27.2)	(20.0)
ACA industry fee reimbursement	(58.1)	(54.4)
Adjusted premium revenue(a)	$3,450.7	$3,391.6

SG&A Expense:
As determined under GAAP	$268.9	$256.9
Adjustments:
Investigation costs	(6.5)	(8.1)
Sterling divestiture costs	0.3	—
PBM transitory costs	(4.9)	—
Iowa SG&A costs	(5.2)	—
Adjusted SG&A Expense(a)	$252.6	$248.8

SG&A expense ratio:
As determined under GAAP	7.6%	7.5%
Effect of Medicaid premium taxes	0.1%	—%
Effect of ACA industry fee reimbursement	0.1%	0.1%
Effect of SG&A expense adjustments(b)	(0.5)%	(0.3)%
Adjusted SG&A expense ratio(a)	7.3%	7.3%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

(b) Adjusted to exclude the effect of investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. Following is certain financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

	For the Three Months Ended March 31, 2016				For the Three Months Ended March 31, 2015
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$268.9	$(16.3)	(a)	$252.6	$256.9	$(8.1)	(a)	$248.8
Depreciation and amortization	$20.8	$(2.5)	(b)	$18.3	$16.8	$(2.8)	(b)	$14.0
Income tax expense	$51.8	$8.9	(c)	$60.7	$36.9	$4.9	(c)	$41.8
Effective tax rate	58.3%	(1.9)%	(c)	56.4%	67.8%	(3.8)%	(c)	64.0%
Net income	$37.1	$9.9		$47.0	$17.5	$6.0	(b)	$23.5
Net income margin	1.0%	0.4%		1.4%	0.5%	0.2%		0.7%

Earnings per share:
Basic	$0.84	$0.22		$1.06	$0.40	$0.13		$0.53	(b)
Diluted	$0.83	$0.23		$1.06	$0.39	$0.14		$0.53	(b)

(a) Comprised of investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs, as disclosed in the “Reconciliation of Selling, General and Administrative Expense Ratios” table.

(b) Effective January 1, 2016, the Company redefined adjusted net income and adjusted earnings per share to exclude the after-tax effect of acquisition-related amortization expenses. Accordingly, results for the three months ended March 31, 2015 were adjusted to conform to this presentation, which increased adjusted net income and adjusted earnings per share by $1.8 million and $0.04 per share, respectively.

(c) The company estimated the effect on income tax expense and the effective tax rate associated with the investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs and acquisition-related amortization expense. These estimates are based on the effective income tax rates applicable to adjusted (non-GAAP) results.